SCHEDULE 14C INFORMATION

Information Statement Pursuant To Section 14(c)

of the Securities Exchange Act 1934

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Pacific Select Fund

(Name of Registrant as Specified In Its Charter)

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PACIFIC SELECT FUND

FOCUSED GROWTH PORTFOLIO

INFORMATION STATEMENT DATED AUGUST 24, 2017

This document (“Information Statement”) provides information concerning a new sub-advisory agreement for the Focused Growth Portfolio and is being sent on or about August 24, 2017 to the shareholders of record as of August 23, 2017.

We are not asking you for a proxy, and you are requested not to send us a proxy.

I.    Introduction and Background

The Pacific Select Fund (the “Trust”) Board of Trustees (the “Board” or “Trustees”) approved a new sub-advisory agreement with Janus Capital Management LLC (“Janus”), the sub-adviser for the Focused Growth Portfolio (the “Fund”), in connection with the merger of Janus’ parent company, Janus Capital Group Inc. (“JCG”), with Henderson Group plc to form Janus Henderson Group plc (the “Transaction”) effective May 30, 2017. The Transaction, a change of control, resulted in the automatic termination of the sub-advisory agreement with Janus. Accordingly, at an in-person meeting on March 22, 2017, based upon a recommendation from Pacific Life Fund Advisors LLC (“PLFA”), the Board, including all of the Trustees who are not “interested persons”, as that term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”) (“Independent Trustees”), approved, effective upon the effective date of the Transaction, a new sub-advisory agreement with Janus, with respect to the Fund.

Under the 1940 Act, a new sub-advisory agreement generally requires shareholder approval; however, pursuant to an exemptive order issued to Pacific Life Insurance Company (“Pacific Life”) by the Securities and Exchange Commission (“SEC”) on October 13, 1999 and relied upon by the Trust and PLFA, PLFA and the Trust can hire, terminate, and replace, as applicable, sub-advisers and enter into new sub-advisory agreements (except, as a general matter, sub-advisers affiliated with PLFA) without shareholder approval in accordance with the requirements of the exemptive order. The information contained herein is being provided pursuant to the requirements of the exemptive order.

II.    Board Consideration of the New Sub-Advisory Agreement

The Trustees considered that Janus sub-advises the Fund pursuant to an Amended and Restated Subadvisory Agreement dated September 21, 2016, and that they were being asked to evaluate a new sub-advisory agreement with Janus (the “New Sub-Advisory Agreement”) for the Fund in light of the anticipated change in control of Janus, which, pursuant to the terms of the sub-advisory agreement in effect at the time of the meeting on March 22, 2017 (the “Prior Sub-Advisory Agreement”), will result in the automatic termination of the Prior Sub-Advisory Agreement.

In considering the appointment of Janus as a sub-adviser, the Board reviewed with PLFA its rationale for recommending that Janus continue to serve as sub-adviser for the Fund and acknowledged that the terms of the proposed New Sub-Advisory Agreement would be the same as the terms of the Prior Sub-Advisory Agreement. The Board, including the Independent Trustees, also considered, among other things, the factors described below in evaluating PLFA’s recommendation that Janus continue to be retained as the sub-adviser for the Fund and in evaluating the proposed New Sub-Advisory Agreement. Prior to making a decision, the Trustees also considered the report of PLFA’s Conflicts Review Committee.

In evaluating the New Sub-Advisory Agreement, the Board, including all the Independent Trustees, considered the following factors, among others:

•

The Prior Sub-Advisory Agreement was last renewed by the Board, including all the Independent Trustees, at an in-person meeting on December 14, 2016. In connection with that renewal, the Trustees reviewed information regarding the nature, extent and quality of services provided by Janus; the investment results of the Fund; the sub-advisory fees paid to Janus; Janus’ costs in managing the Fund and its profitability from the Fund; and other benefits received by Janus and its affiliates as a result of their relationship with the Fund.

•	The terms of the New Sub-Advisory Agreement are the same as those of the Prior Sub-Advisory Agreement.

•

Janus represented to the Board that it will retain its current corporate structure, personnel and other operations as used to provide services under the Prior Sub-Advisory Agreement, and the Fund’s current portfolio managers and their respective investment teams, as applicable, are expected to continue to manage the Fund with the same investment objective, strategy and investment policies as set forth under the Prior Sub-Advisory Agreement.

•	There is expected to be no change in the level of services provided to the Fund.

•	The sub-advisory fee rates under the New Sub-Advisory Agreement are the same as those of the Prior Sub-Advisory Agreement.

Based on their review, including the consideration of each of the factors referred to above, the Board found that: (i) the New Sub-Advisory Agreement is in the best interests of the Fund and its shareholders; and (ii) the compensation payable under the New Sub-Advisory Agreement is fair and reasonable. No single factor was determinative of the Board’s findings, but rather the Trustees based their determination on the total mix of information available to them.

III.    The New Sub-Advisory Agreement

The New Sub-Advisory Agreement is substantially similar to the Prior Sub-Advisory Agreement with Janus. Janus, subject to the supervision of PLFA, provides a continuous investment program for the Fund and determines the composition of the assets of the Fund, including the evaluation, investment, purchases and/or sales and reinvestment of the assets in accordance with the Fund’s investment goal, strategies, policies and restrictions. Janus bears all expenses incurred by it and its staff with respect to all activities in connection with the performance of sub-advisory services under the New Sub-Advisory Agreement. The Fund is responsible for its own expenses including, but not limited to, investment advisory fees, administration fees, custody fees, brokerage and transaction expenses, fees for pricing services, registration fees and costs of regulatory compliance, and fees for professional services, including legal and auditing services. Except as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law, Janus, its affiliates and control persons are not subject to any liability for, nor subject to any damages, expenses or losses in connection with, any act or omission connected with or arising out of any services rendered under the New Sub-Advisory Agreement, except by reason of Janus’ willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of Janus’ obligations and duties under the New Sub-Advisory Agreement. In addition, Janus has agreed to indemnify and hold harmless PLFA, its affiliates and control persons against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which PLFA, such affiliates or control persons may become subject under the federal securities laws, under any other statute, at common law or otherwise, arising out of Janus’ responsibilities to the Trust that: (i) are based upon any willful misfeasance, bad faith, gross negligence or reckless disregard of, Janus’ obligations and/or duties under the New Sub-Advisory Agreement (or by any affiliate or agent or delegate); (ii) are based upon Janus’ (or its agent’s or delegate’s) breach of any provision of the New Sub-Advisory Agreement, including its breach of any representation or warranty; (iii) are based upon any untrue statement or alleged untrue statement of a material fact contained in a registration statement or prospectus covering the shares of the Trust or any fund, or any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon information furnished in writing to PLFA, the Trust, or any affiliated person of the Trust by Janus or any affiliated person or agent or delegate of Janus; or (iv) are based upon a breach of Janus’ fiduciary duties to the Trust or violation of applicable law. The New Sub-Advisory Agreement will continue in effect for a period of two years from its effective date, and will continue from year to year thereafter, subject to approval annually by the Board or by the shareholders of the Fund and also, in either event, approval of a majority of the Independent Trustees. The New Sub-Advisory Agreement may be terminated without penalty at any time by any of the parties upon 60 days’ prior written notice to the other parties, and will terminate automatically in the event of its assignment as determined under the 1940 Act and any rules adopted by the SEC thereunder.

There was no change to the advisory fee rate payable by the Fund to PLFA in connection with the New Sub-Advisory Agreement. Additionally, there was no change to the sub-advisory fee rate payable by PLFA to Janus in connection with the New Sub-Advisory Agreement. The fee rate under the New Sub-Advisory Agreement is shown below:

Current Fee Schedule
0.45% on the first $25 million
0.40% on the next $125 million
0.350% on the next $850 million
0.30% on the next $1 billion
0.25% on excess

The Fund’s sub-advisory fees were paid by PLFA to Janus through May 29, 2017, pursuant to the Prior Sub-Advisory Agreement. For the fiscal year ended December 31, 2016, the Fund’s sub-advisory fees paid or owed by PLFA to Janus totaled $578,326.54. For the Fund’s fiscal year ended December 31, 2016, the Fund did not pay any brokerage commissions to an affiliated broker of Janus.

IV.    Information Regarding Janus

Janus is 95% owned by JCG and 5% by Janus Management Holdings Corporation, which in turn is 100% owned by JCG. As a limited liability company, Janus is member managed. JCG operates as the managing member of Janus. JCG is 100% owned by Janus Henderson Group plc, which was formed in May 2017 from the merger between JCG and Henderson Group plc. Janus Henderson Group plc is a publicly-traded independent asset management firm. As of March 31, 2017, total assets under the management of Janus were approximately $145.2 billion, and the combined pre-merger assets under the management of JCG and Henderson Global Investors, a subsidiary of Henderson Group plc, were approximately $330.8 billion.

The address for Janus, JCG, Janus Management Holdings Corporation, and the North American main office for Janus Henderson Group plc is 151 Detroit Street, Denver, CO 80206. The address for the corporate headquarters of Janus Henderson Group plc is 201 Bishopsgate, London, EC2M3AE.

Janus acts as investment adviser to the following registered investment company, which has a similar investment objective as the Fund.

Fund Name	Net Assets (as of March 31, 2017)	Compensation Rate	Waived/Reduced (Yes or No)
confidential fund	$53.5 million	0.55%	No

As of July 7, 2017, Janus’ executive officers and their principal occupations are:

Name[1]	Title(s) and Principal Occupation with Janus
Richard Weil	Chief Executive Officer
David Kowalski	Chief Risk Officer
Bruce Koepfgen	President
Jennifer McPeek, CFA	Chief Operating & Strategy Officer
Enrique Chang	Chief Investment Officer
Michelle Rosenberg	Deputy General Counsel
Susan Wold	Chief Compliance Officer
Brennen Hughes	Chief Financial Officer
Michael Drew Elder	SVP, Head of North American Distribution

[1]	The address of Mr. Weil with respect to his position with Janus is 201 Bishopsgate, London, EC2M3AE. The address of all other individuals listed above with respect to their positions with Janus is 151 Detroit Street, Denver, Colorado, 80206.

No Officer or Trustee of the Trust is an officer, director or shareholder of Janus (including its affiliates).

Additional Information

Additional information about Janus is available in the Trust’s Statement of Additional Information, a copy of which may be obtained by calling the appropriate number set forth below.

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The Trust’s semi-annual report for the fiscal half-year ended June 30, 2017 will be sent to shareholders and may be requested without charge once available by referring to the Trust’s contact information below. The Trust’s annual report for the fiscal year ended December 31, 2016 and the Trust’s semi-annual report for the fiscal half-year ended June 30, 2016 were both previously sent to shareholders and are available upon request without charge by contacting the Trust by:

Email:	PSFdocumentrequest@pacificlife.com

Regular mail:	Pacific Select Fund, P.O. Box 9000, Newport Beach, CA 92660

Express mail:	Pacific Select Fund, 700 Newport Center Drive, Newport Beach, CA 92660

Telephone:

Pacific Life Annuity Contract Owners: 1-800-722-4448

Annuity Financial Advisors: 1-800-722-2333

Pacific Life Insurance Policy Owners: 1-800-347-7787

PL&A Annuity Contract Owners: 1-800-748-6907

PL&A Life Insurance Policy Owners: 1-888-595-6997

Website:	www.PacificLife.com

To help reduce expenses, environmental waste and the volume of mail you receive, only one copy of this Information Statement may be sent to shareholders who share the same household address (“Householding”). You may elect to not participate in

Householding by contacting the Trust through one of the methods provided above. If you are not currently participating in Householding, you may elect to do so by writing to the Trust.

The Trust’s investment adviser is PLFA. PLFA and Pacific Life provide administrative services to the Trust. They are located at 700 Newport Center Drive, Newport Beach, CA 92660.

The Trust’s distributor is Pacific Select Distributors, LLC, 700 Newport Center Drive, P.O. Box 9000, Newport Beach, CA 92660.

PLEASE RETAIN THIS INFORMATION STATEMENT FOR FUTURE REFERENCE

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